This Articles of Correction has been filed with the Amendment Section of the Division of Corporations of the Florida Secretary of State. According to the website of the Florida Secretary of State, a file-stamped copy of this document will be provided to the Company on approximately September 25, 2023.

COVER LETTER

TO: Amendment Section
Division of Corporations

SUBJECT: WATER TECHNOLOGIES INTERNATIONAL, INC.
Name of Corporation

DOCUMENT NUMBER: P05000113375

The enclosed Articles of Correction and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

WILLIAM SCOTT TUDOR
Name of Contact Person

WATER TECHNOLOGIES INTERNATIONAL, INC.
Firm/Company

1385 SW BENT PINE COVE
Address

PORT ST. LUCIE, FLORIDA 34986
City/State and Zip Code

STUDOR@GR8WATER.COM
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

WILLIAM SCOTT TUDOR at (610) 213-8411
Name of Contact Person — Area Code — Daytime Telephone Number

Enclosed is a check for the following amount:

- ■ $35.00 Filing Fee
- ☐ $43.75 Filing Fee & Certificate of Status
- ☐ $43.75 Filing Fee & Certified Copy
- ☐ $52.50 Filing Fee, Certificate of Status & Certified Copy

Mailing Address:
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address:
Amendment Section
Division of Corporations
The Centre of Tallahassee
2415 N. Monroe Street, Suite 810
Tallahassee, FL 32303

FLORIDA DEPARTMENT OF STATE
DIVISION OF CORPORATIONS

A domestic or foreign corporation may correct a document filed by the Department of State within 30 days after filing if the document contains, an inaccuracy, an incorrect statement, was defectively executed, attested, sealed, verified or acknowledged, or the electronic transmission was defective.

Pursuant to Section 617.0124, Florida Statutes, a document is corrected by preparing **Articles of Correction** that:

Describe the document, including its file date.

Specify the inaccuracy, incorrect statement, or defect.

Correct the inaccuracy, incorrect statement, or defect.

A form for **Articles of Correction** is attached. Additional sheets can be included if necessary. Pursuant to Section 617.01201, Florida Statutes, the document must be typewritten or printed and must be legible.

Filing Fee	**$35.00** (Includes a letter of acknowledgment)
Certified Copy (Optional)	**$ 8.75**
Certificate of Status (Optional)	**$ 8.75**

Send one check in the total amount made payable to the Florida Department of State.

Please include a letter containing your telephone number, return address and certification requirements, or complete the attached cover letter.

Mailing Address:
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address:
Amendment Section
Division of Corporations
The Centre of Tallahassee
2415 N. Monroe Street, Suite 810
Tallahassee, FL 32303

For further information, you may contact the Amendment Section at (850) 245-6050.

ARTICLES OF CORRECTION

For

WATER TECHNOLOGIES INTERNATIONAL, INC.

Name of Corporation as currently filed with the Florida Dept. of State

P05000113375

Document Number (if known)

Pursuant to the provisions of Section 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct ARTICLES OF AMENDMENT TO ART. OF INC.,
(Document Type Being Corrected)

filed with the Department of State on JULY 31, 2023.
(File Date of Document)

Specify the inaccuracy, incorrect statement, or defect:

THE CERTIFICATE OF DESIGNATION OF SERIES E PREFERRED STOCK REFERENCED IN THE ORIGINAL FILING WAS NOT INCLUDED THEREIN.

Correct the inaccuracy, incorrect statement, or defect:

THE MISSING CERTIFICATE OF DESIGNATION OF SERIES E PREFERRED STOCK IS ATTACHED HERETO. THE REMAINDER OF THE ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION IS NOT CHANGED HEREBY.

CEO

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

WILLIAM SCOTT TUDOR	CHIEF EXECUTIVE OFFICER
(Typed or printed name of person signing)	(Title of person signing)

Filing Fee: $35.00

CERTIFICATE OF DESIGNATIONS OF
SERIES E CONVERTIBLE PREFERRED STOCK OF
WATER TECHNOLOGIEIES INTERNATIONAL, INC.

WATER TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), does hereby certify that, pursuant to the authority conferred on its board of directors (the "Board of Directors") by its articles of incorporation (the "Articles of Incorporation"), as amended, and in accordance with Title XXXVI, Chapter 607 of the Florida Statutes), the Board of Directors adopted the following resolution establishing the Certificate of Designations for a series of Ten Thousand (10,000) shares of Series E Convertible Preferred Stock, par value $0.00001 per share, of the Corporation, designated as "Series E Convertible Preferred Stock".

I.
Series E Convertible
Preferred Stock

1. Designation and Amount. There shall be a series of Preferred Stock designated as "Series E Convertible Preferred Stock," and the number of shares constituting such series shall be Ten Thousand (10,000) shares. Such series is referred to herein as the "Series E Convertible Preferred Stock."

2. Par Value and Face Value. The par value of each share of Series E Convertible Preferred Stock shall be $0.00001. The Face Value of the Series E Convertible Preferred Stock shall be $10.00 per share and the shares shall be issued for consideration equal to the Face Value.

3. Rank. The shares of Series E Convertible Preferred Stock shall rank prior to all of the Corporation's Common Stock, par value $0.00001 per share (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary as provided herein, but shall be inferior in rank to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Corporation.

4. Dividends. If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, each holder of shares of Series E Convertible Preferred Stock on the record date for such dividend or distribution shall first be entitled to receive on the date of payment or distribution of such dividend or other distribution an amount equal to $0.00001 per share. No dividend or other distribution shall be declared or paid on the Common Stock unless the preferred dividend or other distribution that satisfies this Section 4 is first declared or paid on the Series A Preferred Stock and Series B Preferred Stock.

5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock having a priority on

liquidation superior to that of the Convertible Preferred Stock, the holders of shares of Series E Convertible Preferred Stock shall first be entitled to receive an amount equal to the Face Value per share and thereafter shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Series E Convertible Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series E Convertible Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. Except as otherwise required by law, the shares of Series E Convertible Preferred Stock shall entitle the holders thereof to vote, on any matter submitted to a vote of the stockholders of the Corporation, with the holders of the Common Stock of the Corporation, provided that the holders of the Series E Convertible Preferred Stock shall be entitled to vote each share of the Series E Convertible Preferred Stock as equivalent to 5,000 shares of the Common Stock of the Corporation, on any matter on which the shareholders of the Corporation are entitled to vote.

7. Conversion Provisions.

(a) Conversion at Option of Holders. Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized, but unissued and unreserved, Common Stock available to issue upon conversion, each share of Series E Convertible Preferred Stock, shall be convertible, at the option of the holder thereof, into 5,000 shares of the Corporation's Common Stock outstanding at the time of conversion.

(b) Mechanics of Conversion.

(i) Optional Conversion. Any holder of shares of Series E Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series E Convertible Preferred Stock at the office of the transfer agent for the Series E Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series E Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

No adjustments in respect of any dividend on the Common Stock issued upon conversion, shall be made upon the conversion of any shares of Convertible Preferred Stock. Any unpaid dividends on shares surrendered for conversion shall be paid upon the conversion of any shares of Series E Convertible Preferred Stock by issuing additional shares of Common Stock with an

aggregate value (as defined below) equal to all accrued and unpaid dividends on the shares of Series E Convertible Preferred Stock converted.

The Corporation will, as soon as practicable after such deposit of certificates for Series E Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Series E Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series E Convertible Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Series E Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series E Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series E Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(ii) Mandatory Conversion. None

8. Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series E Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series E Convertible Preferred Stock outstanding from time to time. The Corporation shall from time to time, in accordance with the laws of the State of Florida, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock authorized but not yet issued shall not be sufficient to permit the conversion of all the then outstanding shares of Series E Convertible Preferred Stock. Series E Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series E Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series E Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has

established, to the satisfaction of the Corporation, that such tax has been paid.

(b) Prior Notice of Certain Events.

In case:

(i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shares of Common Stock; or

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series E Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Series E Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

II
General Provisions

1. Outstanding Shares. For purposes of this Certificate of Designation, all shares of the Series E Convertible Preferred Stock each share of Series E Convertible Preferred Stock shall be deemed outstanding commencing with the date of the payment of the Face Value of the preferred

shares to the Corporation, in cash as hereafter reflected of certificates representing shares of Convertible Preferred Stock, all shares of Series E Convertible Preferred Stock converted into Common Stock;, and (ii) from the date of registration of transfer, all shares of Series E Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

2. Securities Not Registered Under the Securities Act of 1933. Neither the Series E Convertible Preferred Stock, nor the Common Stock issuable upon conversion thereof, has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(a) Restrictive Legends. Each share of the Series E Convertible Preferred Stock, and any certificate for Common Stock issued upon the conversion of any shares of Series E Convertible Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of the Series E Convertible Preferred Stock Series E Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section II), shall be stamped or otherwise imprinted with a legend in substantially the following form:

> "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

(b) Notice of Proposed Transfer; Opinions of Counsel. Except as provided in paragraph (c) of this Section 2, prior to any transfer of any such shares of the Series E Convertible Preferred Stock or Common Stock, the holder thereof will give written notice to the Corporation of such holder's intention to effect such transfer and to comply in all other respects with this Section 2. Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the holder giving such notice (who may be house counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

(i) If in the opinion of each such counsel the proposed transfer of such shares of the Series E Convertible Preferred Stock, or Common Stock may be effected without registration under the Act, the Corporation will promptly notify the holder thereof and such holder shall thereupon be entitled to transfer such shares of the Series E Convertible Preferred Stock, or Common Stock in accordance with the terms of the notice delivered by such holder to the Corporation. Each share of the Series E Convertible Preferred Stock, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 2, unless in the opinion of each such counsel such legend is no longer required to ensure compliance with the Act. If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the Corporation shall fail to notify such holder thereof as aforesaid, within 20 days after counsel for such holder shall have delivered its opinion to such holder (with a copy to the Corporation), then for all purposes of this Certificate of Designation the opinion of counsel for the Corporation

shall be deemed to be the same as the opinion of counsel for such holder.

(ii) If in the opinion of either or both of such counsel the proposed transfer of such shares of the Series E Convertible Preferred Stock, or Common Stock may not be effected without registration under the Act, the Corporation will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such share of the Series E Convertible Preferred Stock, or Common Stock until receipt of a further notice from the Corporation under subparagraph (i) above or, in the case of Common Stock, until registration of such Common stock under the Act has become effective.

3. Preemptive Rights. The Series E Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

4. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, Water Technologies International, Inc. has caused this certificate to be signed by its Chief Executive Officer and Sole Director, and its corporate seal to be hereunto affixed as of the 26th day of July 2023.

William Scott Tudor
CEO and Sole Director